UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             Group 1 Software, Inc.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


                 Delaware                                 22-1897821
----------------------------------------      ----------------------------------
   (State of incorporation organization)      (IRS Employer Identification No.)


             Delaware                      0-6355               52-0852578
--------------------------------------------------------------------------------
   (State or other jurisdiction       (Commission File        (IRS Employer
        of incorporation)                 Number)          Identification No.)


     4200 Parliament Place, Suite 600, Lanham, MD               20706-1844
--------------------------------------------------------------------------------
        (Address of principal executive offices)                (Zip Code)



If this form relates to the If this form relates to the registration of a class of securities registration of a class of securities pursuant to Section 12(b) of the pursuant to Section 12(g) of the Exchange Act and is effective pursuant Exchange Act and is effective pursuant to General Instruction A.(c), please to General Instruction A.(d), please
check the following box. [ ]              check the following box. [X]

Securities Act registration statement file number to which this form relates:
001-15255
---------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
-------------------                       ------------------------------

Rights to Purchase Common Stock           NASDAQ National Market System


Securities to be registered pursuant to Section 12(g) of the Act: None



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


Item 1.     Description of Registrant's Securities to be Registered.
            -------------------------------------------------------

On April 12, 2004 Group 1 Software, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Pitney Bowes Inc. ("Pitney Bowes") and Germanium Acquisition Corporation, a wholly-owned subsidiary of Pitney Bowes ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company with the Company emerging as the surviving corporation and a wholly-owned subsidiary of Pitney Bowes (the "Merger"). In connection with the Merger Agreement, the Company and American Stock Transfer & Trust Co. (the "Rights Agent") entered into Amendment No. 1 to Rights Agreement dated as of April 12, 2004 (the "Amendment") amending the Shareholder Protection Rights Agreement, dated as of August 12, 1999, between the Company and the Rights Agent (the "Rights Agreement") in order to amend
Section 1.1 of the Rights Agreement to provide that neither Pitney Bowes, nor any of its Affiliates or Associates (each as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement), nor will any Flip-In Date or Stock Acquisition Date (each as defined in the Rights Agreement) occur or be deemed to occur, in each case as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 1 and such Exhibit is incorporated herein by reference.

Item 2.     Exhibits.
            --------
1. Amendment No. 1 to Rights Agreement, dated as of April 12, 2004 amending the Shareholder Protection Rights Agreement, dated as of August 12, 1999, between the Company and the Rights Agent.






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


                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.





                                         Group 1 Software, Inc.

Date  April 13, 2004                     By:    /s/ Mark D. Funston
                                              ------------------------------
                                              Name:  Mark D. Funston
                                              Title: Chief Financial Officer




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


                                INDEX OF EXHIBITS

Exhibit No.       Description
-----------       -----------

   1 Amendment No. 1 to Rights Agreement, dated as of April 12, 2004, between Group 1 Software, Inc. and American Stock Transfer & Trust Co., as Rights Agent.





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